Exhibit 99.(i)(77)

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www.dechert.com

July 9, 2015

Market Vectors ETF Trust

335 Madison Avenue, 19th Floor

New York, New York 10017

Re:	Opinion of Counsel regarding Post-Effective Amendment No. 1,957 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File Nos. 333-123257; 811-10325)

Dear Ladies and Gentlemen:

We have acted as counsel to Market Vectors ETF Trust (the “Trust”), in connection with the above-referenced Registration Statement (as amended, the “Registration Statement”), which relates to the shares of beneficial interest of the Market Vectors Morningstar International Moat ETF, no par value (collectively, the “Shares”). This opinion is being delivered to you in connection with the Trust’s filing of Post-Effective Amendment No. 1,957 to the Registration Statement (the “Amendment”) to be filed with the Securities and Exchange Commission pursuant to Rule 485(b) of the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 1,961 pursuant to the Investment Company Act of 1940, as amended, in connection with the effectiveness of the Market Vectors Morningstar International Moat ETF. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. We have reviewed the Trust’s Amended and Restated Declaration of Trust and such other documents and matters as we have deemed necessary to enable us to render this opinion.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares proposed to be sold pursuant to the Amendment, when effective, will have been duly authorized and, when sold in accordance with the terms of the Amendment and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the Shares, will have been legally issued, fully paid and non-assessable by the Trust (except for the potential liability of shareholders described in the Trust’s current Statement of Additional Information under the caption “Capital Stock and Shareholder Reports”).

Market Vectors ETF Trust
July 9, 2015

We are attorneys licensed to practice only in the State of New York. The foregoing opinion is limited to the Federal laws of the United States and the Delaware Statutory Trust Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have consented to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings “General Information” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, each forming a part of the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Dechert LLP